Exhibit (b)(E)
Dated this 19 day of May, 2011
B Y :

RITSUKO HATTORI-ROCHE
IN FAVOUR OF:
ROBERT W. ROCHE AS TRUSTEE OF THE ROBERT W. ROCHE
2009 DECLARATION OF TRUST

SHARE CHARGE

Conyers Dill & Pearman
Attorneys at Law
Cayman Islands

1

TABLE OF CONTENTS

1 INTERPRETATION	1

2 CHARGOR’S REPRESENTATIONS AND WARRANTIES	3

3 CHARGOR’S COVENANTS	4

4 SECURITY	5

5 DEALINGS WITH CHARGED PROPERTY	6

6 PRESERVATION OF SECURITY	7

7 ENFORCEMENT OF SECURITY	10

8 FURTHER ASSURANCES	12

9 INDEMNITIES	13

10 POWER OF ATTORNEY	14

11 EXPENSES	15

12 NOTICES	15

13 ASSIGNMENTS	16

14 MISCELLANEOUS	17

15 LAW AND JURISDICTION	17

2

THIS SHARE CHARGE is made on the 19 day of May, 2011.
BY:
RITSUKO HATTORI-ROCHE, c/o Codan Trust Company (Cayman) Islands, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Chargor”)
IN FAVOUR OF:
ROBERT W. ROCHE AS TRUSTEE OF THE ROBERT W. ROCHE 2009 DECLARATION OF TRUST, c/o OAR Management, Inc., 848 N. Rainbow Blvd. #3968, Las Vegas, NV 89107 (the “Chargee”)
WHEREAS:
(A)	By a Promissory Note dated 19 May 2011 (the “Loan Agreement”) made between Ritsuko Hattori-Roche (the “Borrower”), as borrower, and the Chargee as lender, the Chargee agreed to provide certain loan facilities to the Borrower on the terms and conditions therein set out.
(B)	As security for the obligations of the Borrower under the Loan Agreement, the Chargor has agreed to charge, inter alia, its interest in all of the shares beneficially owned by the Chargor in Bireme Limited, a company incorporated under the laws of the Cayman Islands (the “Company”).
(C)	The Company is authorised to issue 50,000 shares having a par value of US$1 each. 8,770 shares have been issued as fully paid to, are beneficially owned by, and are registered in the name of the Chargor.
(D)	It is a condition precedent to the Chargee advancing the said loan to the Borrower that the Chargor shall execute this Charge in favour of the Chargee and the same is executed by the Chargor in consideration of the Chargee agreeing to advance the said loan to the Borrower and for other good and valuable consideration (the sufficiency of which the Chargor hereby acknowledges).
NOW THIS CHARGE WITNESSES as follows:
1	INTERPRETATION

1.1	In this Charge, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Business Day”	means any day other than a Saturday, Sunday or public general holiday in the Cayman Islands;

“Charge”	means this share charge;

“Charged Property”	means all of the issued shares of the Company held by the Chargor as described in Recital (C) and all other shares in the Company from time to time legally or beneficially owned by the Chargor during the Security Period (together the “Charged Shares”) and all dividends or other distributions, interest and other moneys paid or payable after the date hereof in connection therewith and all interests in and all rights accruing at any time to or in respect of all or any of the Charged Shares and all and any other property that may at any time be received or receivable by or otherwise distributed to the Chargor in respect of or in substitution for, or in addition to, or in exchange for, or on account of, any of the foregoing, including, without limitation, any shares or other securities resulting from the division, consolidation, change, conversion or reclassification of any of the Charged Shares, or the reorganization, merger or consolidation of the Company with any other body corporate, or the occurrence of any event which results in the substitution or exchange of the Charged Shares;

“Charged Shares”	has the meaning assigned thereto in the definition of Charged Property;

“Event of Default”	has the meaning attributed to such term in the Loan Agreement;

“Loan”	means the loan made available pursuant to the Loan Agreement described in Recital (A);

“Parties”	means the parties to this Charge collectively; “Party” means any one of them;

“Secured Obligations”	means all of the present and future payments and other obligations of the Chargor to the Chargee and the Borrower under this Charge and the Loan Agreement;

“Security Interest”	means any charge, mortgage, pledge, lien, security interest or other encumbrance;

“Security Period”	means the period commencing on the date of execution of this Charge and terminating upon discharge of the security created by this Charge by payment in full of the Secured Obligations.

1.2	In this Charge unless the context otherwise requires:
(a)	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

(b)	references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub-clauses or paragraphs are, unless otherwise stated, references to sub-clauses of the clauses hereof or paragraphs of the schedule in which the reference appears;

(c)	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa;

(d)	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated;

(e)	references to assets include property, rights and assets of every description; and

(f)	references to any document are to be construed as references to such document as amended or supplemented from time to time.
2	CHARGOR’S REPRESENTATIONS AND WARRANTIES
The Chargor hereby represents and warrants to the Chargee that:
2.1	The Company is under no obligation, nor is it liable to become under any obligation, to issue any further shares nor, without limiting the generality of the foregoing, has the Company created any option to acquire shares in the Company or any securities exchangeable for or convertible into shares of the Company;
2.2	Entry into this Charge by the Chargor and enforcement hereof by the Chargee will not contravene the terms of any agreement to which the Chargor is bound or to which the Charged Property are subject or the memorandum and articles of association of the Company;
2.3	The Chargor is the legal and beneficial owner of all of the Charged Property free from any Security Interest (other than those created by this Charge) and any options or rights of pre-emption;
2.4	The Chargor has full power and authority (i) to be the legal and beneficial owner of the Charged Property, (ii) to execute and deliver this Charge and (iii) to comply with the provisions of, and perform all its obligations under, this Charge;

2.5	This Charge constitutes the Chargor’s legal, valid and binding obligations enforceable against the Chargor in accordance with its terms except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally;
2.6	The entry into and performance by the Chargor of this Charge does not violate (i) any law or regulation of any governmental or official authority, or (ii) any agreement, contract or other undertaking to which the Chargor is a party or which is binding upon the Chargor or any of its assets;
2.7	All consents, licences, approvals and authorisations required in connection with the entry into, performance, validity and enforceability of this Charge have been obtained and are in full force and effect;
2.8	The Chargor has taken all action required to approve its execution, delivery and performance of this Charge; and
2.9	The Company is not a land holding corporation for the purposes of the Land Holding Companies Share Transfer Tax Law of the Cayman Islands.
3	CHARGOR’S COVENANTS
The Chargor hereby covenants with the Chargee:
3.1	To pay all amounts, interests, expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in the Loan Agreement and this Charge to be payable by the Chargor or to be recoverable from the Chargor by the Chargee (or in respect of which the Chargor agrees in the Loan Agreement and this Charge to indemnify the Chargee) at the times and in the manner specified in the Loan Agreement and this Charge provided that the liability of the Chargor under this clause shall be limited to the amount realised by a disposal of the Charged Property by or on behalf of or with the consent of the Chargee;
3.2	That the Chargor will on demand of the Chargee and at the expense of the Chargor, execute and deliver to the Chargee or to such person or persons as the Chargee may nominate such additional charge or charges of the Charged Property (or any part thereof) for the purpose of further securing the payment and discharge of all Secured Obligations, each such additional charge to be in such form as the Chargee may reasonably require;
3.3	That the Chargor shall, on request of the Chargee, provide to the Chargee immediately on receipt by the Chargor a copy of all notices, written consents, reports, accounts, circulars and other communications issued by the Company or by any third party in respect of the Charged Shares;

3.4	That the Chargor will not without the prior written consent of the Chargee:
(a)	permit any person other than the Chargor, the Chargee or any transferee nominated by the Chargee on enforcement of this Charge to be the registered holder of any of the Charged Shares;

(b)	permit any variation of the rights attaching to the Charged Shares;

(c)	take or permit any action which might result in an increase or reduction in the authorised share capital of the Company or the number of shares that the Company is authorised to issue or the issued shares or share capital of the Company;

(d)	effect or permit the Company to be continued to another jurisdiction outside of the Cayman Islands;

(e)	effect or permit the appointment of any new or further directors or officers of the Company;

(f)	effect or permit any scheme of arrangement, merger, consolidation, amalgamation or other reorganisation applicable to the Company; or

(g)	save in accordance with Sub-Clause 8.2, permit any amendment to the memorandum or articles of association of the Company.
4	SECURITY
4.1	In consideration of the Chargee making the Loan available to the Borrower and as a continuing security for the Secured Obligations, the Chargor as legal and beneficial owner hereby assigns and agrees to assign to the Chargee all benefits present and future, actual and contingent accruing in respect of the Charged Property and all the Chargor’s right, title and interest to and in the Charged Property including (without limitation) all voting and other consensual powers pertaining to the Charged Shares and hereby charges and agrees to charge in favour of the Chargee all of its interest in the Charged Property by way of a first fixed charge.
4.2	The Chargor hereby agrees to deliver, or cause to be delivered, to the Chargee:
(a)	duly executed undated share transfers in respect of the Charged Shares in favour of the Chargee or its nominees in the form set out in Schedule 1;

(b)	all share certificates representing the Charged Shares, if any;

(c)	an executed undated irrevocable proxy made in respect of the Charged Shares in favour of the Chargee in respect of all general meetings of the Company in the form set out in Schedule 2;

(d)	executed but undated letters of resignation and release together with letters of authority to date the same from Ritsuko Hattori-Roche as a director of the Company in the form set out in Schedule 3; and

(e)	an undertaking from the Company to register transfers of the Charged Shares to the Chargee or its nominee in the form set out in Schedule 4.
4.3	If consent is given in accordance with Paragraph 3.4(c) the Chargor will deliver, or cause to be delivered, to the Chargee immediately upon the issue of any further Charged Shares, the items listed in Paragraphs 4.2(a), 4.2(b), 4.2(c) and 4.2(e) in respect of all such further Charged Shares.
4.4	The Chargor hereby covenants that during the Security Period it will remain the legal and the beneficial owner of the Charged Property (subject only to the Security Interests hereby created) and that it will not:
(a)	create or suffer the creation of any Security Interests (other than those created by this Charge) on or in respect of the whole of any part of the Charged Property or any of its interest therein; or

(b)	sell, assign, transfer or otherwise dispose of any of its interest in the Charged Property (other than with respect to the dividend or distribution payments described in Paragraph 5.1(b); or

(c)	vote in respect of the Charged Shares or receive any dividends or other distributions paid by the Company in respect of the Charged Shares, in any such case without the prior consent in writing of the Chargee.
4.5	The Chargor shall remain liable to perform all the obligations assumed by it in relation to the Charged Property and the Chargee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Chargor to perform its obligations in respect thereof.
4.6	Upon the Chargee being satisfied that the Secured Obligations have been unconditionally and irrevocably paid and discharged in full, and following a written request therefor from the Chargor, the Chargee will, subject to being indemnified to its reasonable satisfaction for the costs and expenses incurred by the Chargee in connection therewith, release the security constituted by this Charge.
5	DEALINGS WITH CHARGED PROPERTY
5.1	Unless and until an Event of Default has occurred:
(a)	the Chargor shall be entitled to exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof for all purposes not inconsistent with the terms of this Charge and/or the Loan Agreement;

(b)	the Chargor shall be entitled to receive and retain any dividends, interest or other moneys or assets accruing on or in respect of the Charged Property or any part thereof; and

(c)	the Chargor shall be entitled to receive all notices pertaining to the Charged Shares.
5.2	The Chargor shall pay all calls, instalments or other payments, and shall discharge all other obligations, which may become due in respect of any of the Charged Property and in an Event of Default, the Chargee may if it thinks fit make such payments or discharge such obligations on behalf of the Chargor. Any sums so paid by the Chargee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.
5.3	The Chargee shall not have any duty to ensure that any dividends, distributions, interest or other moneys and assets receivable in respect of the Charged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption bonus, rights, preference, or otherwise on or in respect of, any of the Charged Property.
5.4	The Chargor hereby authorises the Chargee to arrange at any time and from time to time (whether before or after the occurrence of an Event of Default) for the Charged Property or any part thereof to be registered in the name of the Chargee (or its nominee) thereupon to be held as so registered subject to the terms of this Charge.

6	PRESERVATION OF SECURITY
6.1	It is hereby agreed and declared that:
(a)	the Security Interest created by this Charge shall be held by the Chargee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

(b)	the Security Interest so created shall be in addition to and shall not in any way be prejudiced or affected by any other relevant security documents;

(c)	the Chargee shall not be bound to enforce any other security before enforcing the security created by this Charge;

(d)	no delay or omission on the part of the Chargee in exercising any right, power or remedy under this Charge shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Chargee may deem expedient; and

(e)	any waiver by the Chargee of any terms of this Charge shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.
6.2	Any settlement or discharge under this Charge between the Chargee and the Chargor shall be conditional upon no security or payment to the Chargee by the Company or the Chargor or any other person being avoided or set-aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Chargee shall be entitled to recover from the Chargor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.
6.3	The rights of the Chargee under this Charge and the Security Interest hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Company, the Chargor, the Chargee or any other person:
(a)	any time or waiver granted to or composition with the Company or any other person;

(b)	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company or any other person;

(c)	any legal limitation, disability, incapacity or other circumstances relating to the Company or any other person;

(d)	any amendment or supplement to the Loan Agreement or any other document or security;

(e)	the dissolution, liquidation, merger, consolidation, reconstruction or reorganisation of the Company or any other person; or

(f)	the unenforceability, invalidity or frustration of any obligations of the Company or any other person under the Loan Agreement or any other document or security.
6.4	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the Chargor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Chargee of its rights under, or the security constituted by, this Charge or by virtue of any relationship between or transaction involving, the Chargor and the Company (whether such relationship or transaction shall constitute the Chargor a creditor of the Company, a guarantor of the obligations of the Company or a party subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Charge):
(a)	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Chargee or any person;

(b)	exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

(c)	exercise any right of set-off or counterclaim against the Company or any such co-surety;

(d)	receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety; or

(e)	unless so directed by the Chargee (when the Chargor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Chargee.
6.5	The Chargor shall hold in trust for the Chargee and forthwith pay or transfer (as appropriate) to the Chargee any such payment (including an amount equal to any such set-off), distribution (other than such dividend or distribution payments described in Paragraph 5.1(b)) or benefit of such security, indemnity or claim in fact received by it.
6.6	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the Chargee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Chargee for as long as it may think fit, any moneys received, recovered or realised under this Charge or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of such amount.

7	ENFORCEMENT OF SECURITY
7.1	Upon the occurrence of an Event of Default or a demand being made for the payment of the Secured Obligations the Security Interest hereby constituted shall become immediately enforceable and the Chargee may, at any time, without notice to, or consultation with, or the consent of, the Chargor:
(a)	solely and exclusively exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof and may exercise such powers in such manner as the Chargee may think fit; and/or

(b)	remove Ritsuko Hattori-Roche as a director (with or without cause) by dating and presenting the undated, signed letters of resignation delivered pursuant to this Charge; and/or

(c)	receive and retain all dividends, interest, distributions or other moneys or assets accruing on or in respect of the Charged Property or any part thereof, such dividends, interest, distributions or other moneys or assets to be held by the Chargee, until applied in the manner described in Sub-Clause 7.4, as additional security charged under and subject to the terms of this Charge and any such dividends, interest, distributions or other moneys or assets received by the Chargor after such time shall be held in trust by the Chargor for the Chargee and paid or transferred to the Chargee on demand; and/or

(d)	appoint by instrument any person to be a receiver of the Charged Property (the “Receiver”) and remove any Receiver so appointed and appoint another or others in his stead; and/or

(e)	sell, transfer, grant options over or otherwise dispose of the Charged Property or any part thereof at such place and in such manner and at such price or prices as the Chargee may deem fit, and thereupon the Chargee shall have the right to deliver, assign and transfer in accordance therewith the Charged Property so sold, transferred, granted options over or otherwise disposed of; and/or

(f)	complete any undated blank share transfer forms of all or any part of the Charged Property by dating the same and/or inserting its name or the name of its nominee as transferee.
7.2	The Chargee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Charge or to make any claim or to take any action to collect any moneys assigned by this Charge or to enforce any rights or benefits assigned to the Chargee by this Charge or to which the Chargee may at any time be entitled hereunder.

7.3	Upon any sale of the Charged Property or any part thereof by the Chargee the purchaser shall not be bound to see or enquire whether the Chargee’s power of sale has become exercisable in the manner provided in this Charge and the sale shall be deemed to be within the power of the Chargee, and the receipt of the Chargee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.
7.4	All moneys received by the Chargee pursuant to this Charge shall be held by it upon trust in the first place to pay or make good all such expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever as may have been paid or incurred by the Chargee in exercising any of the powers specified or otherwise referred to in this Charge and the balance shall be applied in the following manner:
(a)	FIRSTLY: in or towards satisfaction of any amounts in respect of the balance of the Secured Obligations as are then accrued due and payable or are then due and payable by virtue of payment demanded, in such order or application as the Chargee shall think fit;

(b)	SECONDLY: in retention of an amount equal to any part or parts of the Secured Obligations as are or are not then due and payable but which (in the sole and absolute opinion of the Chargee) will or may become due and payable in the future and, upon the same becoming due and payable, in or towards satisfaction thereof in accordance with the foregoing provisions of this Sub-Clause 7.4; and

(c)	THIRDLY: the surplus (if any) shall be repaid promptly to the Chargor or whosoever else may be entitled thereto.
7.5	Neither the Chargee nor its agents, managers, officers, employees, delegates or advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder in the absence of fraud or dishonesty; however, in no event shall the Chargee be liable for consequential damages.
7.6	The Chargee shall not by reason of the taking of possession of the whole or any part of the Charged Property or any part thereof be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.
7.7	In addition to all other rights or powers vested in the Chargee hereunder or by statute or otherwise, the Receiver may take such action in relation to the enforcement of this Charge to:
(a)	take possession of, redeem, collect and get in all or any part of the Charged Property;

(b)	raise or borrow money and grant security therefor over all or any part of the Charged Property;

(c)	appoint an attorney or accountant or other professionally qualified person to assist him in the performance of his functions;

(d)	do all acts and to execute in the name and on behalf of the Chargor any document or deed in respect of all or any part of the Charged Property;

(e)	in the name of the Chargor or in his own name, bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Charged Property and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

(f)	sell, call in, collect and convert to money the Charged Property or any of it at such place and in such manner and at such price or prices as he shall think fit;

(g)	exercise any powers, discretion, voting or other rights or entitlements in relation to the Charged Property and generally to carry out any other action which he may in his sole discretion deem appropriate in relation to the enforcement of this Charge;

(h)	make any arrangement or compromise which he shall think expedient; and

(i)	do all such other acts and things as may be considered to be incidental or conducive to any of the matters or powers aforesaid and which the Receiver lawfully may or can do as agent for the Chargor.
7.8	Every Receiver shall, so far as it concerns responsibility for his acts, be deemed to be an agent of the Chargor, which shall be solely responsible for his acts and defaults and for the payment of his remuneration and no Receiver shall at any time act as agent for the Chargee.
7.9	Every Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and the Chargee (or, failing such agreement, to be fixed by the Chargee) appropriate to the work and responsibilities involved, upon the basis of current industry practice.
8	FURTHER ASSURANCES
8.1	The Chargor shall execute and do all such assurances, acts and things as the Chargee in its absolute discretion may require for:

(a)	perfecting, protecting or ensuring the priority of the Security Interest hereby created (or intended to be created);

(b)	preserving or protecting any of the rights of the Chargee under this Charge;

(c)	ensuring that the security constituted by this Charge and the covenants and obligations of the Chargor under this Charge shall inure to the benefit of any assignee of the Chargee;

(d)	facilitating the appropriation or realisation of the Charged Property or any part thereof; or

(e)	exercising any power, authority or discretion vested in the Chargee under this Charge, in any such case forthwith upon demand by the Chargee and at the expense of the Chargor.
8.2	Without limitation to the generality of Sub-Clause 8.1, the Chargor covenants with the Chargee that it will on demand of the Chargee use its best efforts to procure any amendment to the memorandum and articles of association of the Company necessary or, in the opinion of the Chargee desirable, in order to give effect to the terms of this Charge or any documents or transactions provided for herein.
8.3	The Chargor shall provide such assurances and do all acts and things the Receiver may in his absolute discretion require for the purpose of exercising the powers (or giving effect to the exercise of the powers) conferred on the Receiver hereunder and the Chargor hereby irrevocably appoints the Receiver to be the lawful attorney in fact of the Chargor to do any act or thing and to exercise all the powers of the Chargor for the purpose of exercising the powers (or giving effect to the exercise of the powers) conferred on the Receiver hereunder.
9	INDEMNITIES
9.1	The Chargor will indemnify and save harmless the Chargee, the Receiver and each agent or attorney appointed under or pursuant to this Charge from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges properly and reasonably suffered, incurred or made by the Chargee, the Receiver or such agent or attorney:
(a)	in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Charge;

(b)	in the preservation or enforcement of the Chargee’s rights under this Charge or the priority thereof; or

(c)	on the release of any part of the Charged Property from the security created by this Charge, and the Chargee, the Receiver or such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Charge. All amounts recoverable by the Chargee, the Receiver or such agent or attorney or any of them shall be recoverable on a full indemnity basis.
9.2	If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Chargor or the bankruptcy or liquidation of the Chargor or for any other reason any payment under or in connection with this Charge is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Charge (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Chargee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge, the Chargor, as a separate and independent obligation, shall indemnify and hold harmless the Chargee against the amount of such shortfall. For the purposes of this Clause, “rate of exchange” means the rate at which the Chargee is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.
10	POWER OF ATTORNEY
10.1	The Chargor, by way of security and in order more fully to secure the performance of its obligations hereunder, hereby irrevocably appoints the Chargee and the persons deriving title under it jointly and also severally to be its attorney:
(a)	to execute and complete in favour of the Chargee or its nominees or of any purchaser any documents which the Chargee may from time to time require for perfecting its title to or for vesting any of the assets and property hereby charged or assigned in the Chargee or its nominees or in any purchaser and to give effectual discharges for payments;

(b)	to take and institute on non-payment (if the Chargee in its sole discretion so decides) all steps and proceedings in the name of the Chargor or of the Chargee for the recovery of such moneys, property and assets hereby charged and to agree accounts;

(c)	upon an Event of Default, to act as the Chargor’s proxy to represent the Chargor at any general meeting of the members of the Company and to sign any resolution in writing of the members of the Company or to requisition or convene general meetings of the Company or to waive or consent to short notice of such in that capacity;

(d)	to make allowances and give time or other indulgence to any surety or other person liable;

(e)	otherwise generally to act for it and in its name and on its behalf; and

(f)	to sign, execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets hereby charged, and all such deeds, instruments, acts and things (including, without limitation, those referred to in Clause 8) which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.
10.2	The power hereby conferred shall be a general power of attorney and the Chargor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any such attorney may execute or do. In relation to the power referred to herein, the exercise by the Chargee of such power shall be conclusive evidence of its right to exercise the same.
11	EXPENSES
11.1	The Chargor shall pay to the Chargee on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Chargee or for which the Chargee may become liable in connection with:
(a)	the negotiation, preparation and execution of this Charge;

(b)	the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Charge or the priority hereof;

(c)	any variation of, or amendment or supplement to, any of the terms of this Charge; and/or

(d)	any consent or waiver required from the Chargee in relation to this Charge, and in any case referred to in Paragraphs (c) and (d) regardless of whether the same is actually implemented, completed or granted, as the case may be.
11.2	The Chargor shall pay promptly any stamp, documentary and other like duties and taxes to which this Charge may be subject or give rise and shall indemnify the Chargee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Chargor to pay any such duties or taxes.
12	NOTICES
12.1	Any notice required to be given hereunder shall be in writing in the English language and shall be served by sending the same by prepaid recorded post, facsimile or by delivering the same by hand to the address of the Party or Parties in question as set out below (or such other address as such Party or Parties shall notify the other Parties of in accordance with this Clause). Any notice sent by post as provided in this Clause shall be deemed to have been served five Business Days after despatch and any notice sent by facsimile as provided in this Clause shall be deemed to have been served at the time of despatch and in proving the service of the same it will be sufficient to prove in the case of a letter that such letter was properly stamped, addressed and placed in the post; and in the case of a facsimile that such facsimile was duly despatched to a current facsimile number of the addressee.
Chargor:
Name: Ritsuko Hattori-Roche
Address: c/o Codan Trust Company (Cayman) Islands, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands
Fax: (708) 974.1544

Chargee:

Name: Robert W. Roche as trustee of the Robert W. Roche 2009 Declaration of Trust

Address: c/o OAR Management, Inc., 848 N. Rainbow Blvd. #3968, Las Vegas, NV 89107

Fax: (708) 974.1544

13	ASSIGNMENTS
13.1	This Charge and all non-contractual obligations arising out of or in connection with it shall be binding upon and shall inure to the benefit of the Chargor and the Chargee and each of their respective successors and (subject as hereinafter provided) assigns and references in this Charge to any of them shall be construed accordingly.

13.2	The Chargor may not assign or transfer all or any part of its rights and/or obligations under this Charge.

13.3	The Chargee may not assign or transfer all or any part of its rights or obligations under this Charge to any assignee or transferee without the consent of the Chargor, such consent not to be unreasonably withheld, provided that no such consent shall be required if an Event of Default affecting the Chargor has occurred and is continuing. The Chargee shall notify the Chargor promptly following any such assignment or transfer.

14	MISCELLANEOUS
14.1	The Chargee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Chargee under this Charge in relation to the Charged Property or any part thereof. Any such delegation may be made upon such terms and be subject to such regulations as the Chargee may think fit. The Chargee shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Chargee has acted reasonably in selecting such delegate.
14.2	This Charge (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and no variations hereof shall be effective unless made in writing and signed by each of the Parties.
14.3	The headings in this Charge are inserted for convenience only and shall not affect the construction of this Charge.
14.4	This Charge may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.
14.5	If any of the Clauses, Sub-Clauses, Paragraphs, conditions, covenants or restrictions of this Charge or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such Clause, Sub-Clause, Paragraph, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.
15	LAW AND JURISDICTION
15.1	This Charge shall be governed by and construed in accordance with the laws of the Cayman Islands and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands, provided that nothing in this Clause shall affect the right of the Chargee to serve process in any manner permitted by law or limit the right of the Chargee to take proceedings with respect to this Charge against the Chargor in any jurisdiction nor shall the taking of proceedings with respect to this Charge in any jurisdiction preclude the Chargee from taking proceedings with respect to this Charge in any other jurisdiction, whether concurrently or not.

IN WITNESS whereof the Chargor has caused this Deed to be duly executed and delivered the day and year first before written.

EXECUTED as a DEED by RITSUKO HATTORI-ROCHE in the presence of:	) ) )	/s/ Ritsuko Hattori-Roche

Name:	/s/ Xiaojing Li Xiaojing Li

Address:	181F. 20 Building 487 Tianlin Ln Shanghai

Occupation:	Legal Manager

EXECUTED as a DEED by ROBERT W. ROCHE as trustee of the Robert W. Roche 2009 Declaration of Trust in the presence of:	) ) ) ) )	/s/ Robert W. Roche

Name:	/s/ Xiaojing Li Xiaojing Li

Address:	81F. 20 Building 487 Tianlin Ln Shanghai

Occupation:	Legal Manager

SCHEDULE 1
SHARE TRANSFER FORM

BIREME LIMITED, A CAYMAN ISLANDS COMPANY

SHARE TRANSFER
For value received, Ritsuko Hattori-Roche (the “Transferor”) hereby transfers to Robert W. Roche as trustee of the Robert W. Roche 2009 Declaration of Trust (the “Transferee”), the 8,770 shares standing in her name in the undertaking called Bireme Limited, a Cayman Islands company to hold the same unto the Transferee.
Dated this          day of                2011

Signed by the Transferor
in the presence of:	/s/ Ritsuko Hattori-Roche Ritsuko Hattori-Roche

/s/ Xiaojing Li Witness
Name: Xiaojing Li
Address: 181 F. 20 Building
487 Tianlin Ln
Shanghai 200233

Signed by the Transferee
in the presence of:	/s/ Robert W. Roche Robert W. Roche as trustee of the Robert W. Roche 2009 Declaration of Trust

/s/ Xiaojing Li Witness
Name: Xiaojing Li
Address: 181 F. 20 Building
487 Tianlin Ln
Shanghai 200233

SCHEDULE 2
IRREVOCABLE PROXY
I, Ritsuko Hattori-Roche, c/o Codan Trust Company (Cayman) Islands, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Shareholder”), being the holder of 8,770 shares in Bireme Limited, an exempted company incorporated in the Cayman Islands (the “Company”), hereby appoint the Chargee (as defined in the Share Charge dated May 19, 2011 made between the Shareholder and the Chargee (the “Share Charge”)) as the true and lawful attorney, representative and proxy of the Shareholder for and in the Shareholder’s name, place and stead to attend all meetings of the shareholders of the Company and to vote at any such meeting any and all shares in the Company at the time standing in the Shareholder’s name and to exercise all consensual rights in respect of such shares (including, without limitation, giving or withholding written consents of shareholders and calling extraordinary general meetings of shareholders) upon the occurrence of an Event of Default (as defined in the Share Charge).
The Shareholder hereby affirms that this proxy is given pursuant to Clause 4.2.4 of the Share Charge. THIS PROXY IS COUPLED WITH A PROPRIETARY INTEREST AND IS IRREVOCABLE UNTIL SUCH TIME AS THE PROXY HOLDERS SHALL NOTIFY THE COMPANY IN WRITING THAT THE APPOINTMENT OF THEREOF IS NO LONGER IN FORCE.
The Shareholder hereby ratifies and confirms and undertakes to ratify and confirm all that the Chargee or any Proxy Holder may lawfully do or cause to be done by virtue hereof.
If at any time this proxy shall or for any reason be ineffective or unenforceable or fail to provide the Chargee with the rights or the control over the Shareholder’s shares in the Company purported to be provided herein, the Shareholder shall execute a replacement instrument which provides the Chargee with substantially the same control over the Company as contemplated herein.

This irrevocable proxy shall be governed by the laws of the Cayman Islands and the Shareholder irrevocably submits to the jurisdiction of the courts selected by the parties to the Share Charge in accordance with Clause 15 of the Share Charge in relation to the matters contained herein.
Executed and Delivered as a Deed this 19th day of May 2011

EXECUTED AS A DEED By Ritsuko Hattori-Roche in the presence of:	) ) )	/s/ Ritsuko Hattori-Roche

/s/ Xiaojing Li Witness Name: Xiaojing Li
Witness Title: Legal Manager

SCHEDULE 3
LETTER OF RESIGNATION AND RELEASE

To:	Bireme Limited

And to:	Codan Trust Company (Cayman) Limited Cricket Square, Hutchins Drive PO Box 2681 GT George Town, Grand Cayman Cayman Islands
I, Ritsuko Hattori-Roche, hereby tender my resignation as a Director and President of Bireme Limited with effect from the date of this letter.
I confirm that I have no claims or rights of action against the Company for compensation for loss of office.

/s/ Ritsuko Hattori-Roche Ritsuko Hattori-Roche
Director
Date: _______________

AUTHORITY TO DATE LETTER OF RESIGNATION AND RELEASE

TO:	Robert W. Roche as trustee of the Robert W. Roche 2009 Declaration of Trust c/o OAR Management, Inc., 848 N. Rainbow Blvd. #3968, Las Vegas, NV 89107
I, RITSUKO HATTORI-ROCHE, hereby irrevocably authorise Robert W. Roche as trustee of the Robert W. Roche 2009 Declaration of Trust or any officer or agent thereof at any time to date and submit the attached letter of resignation on my behalf provided that I am notified at the time of such submission.
Executed and delivered as a deed this 19 day of May, 2011

/s/ Ritsuko Hattori-Roche Ritsuko Hattori-Roche
Director

Witness signature:	/s/ Xiaojing Li
Witness name:	Xiaojing Li

SCHEDULE 4
UNDERTAKING
We, Bireme Limited (the “Company”) hereby irrevocably UNDERTAKE and COVENANT with Robert W. Roche as trustee of the Robert W. Roche 2009 Declaration of Trust (the “Transferee”) to register all transfers of Charged Shares submitted to the Company for registration by the Transferee pursuant to the due exercise of rights under the Share Charge (as defined below) as soon as practical following the submission of such transfers.
This Undertaking is given pursuant to Paragraph 4.2(e) of the Share Charge (the “Share Charge”) dated 19 May 2011 between Ritsuko Hattori-Roche and the Transferee, and any capitalised terms used herein and not otherwise defined herein shall have the meanings given such terms in the Share Charge.
IN WITNESS whereof the Company has caused this Deed to be duly executed and delivered this 19 May 2011.

SIGNED as a DEED by By Ritsuko Hattori-Roche authorised signatory for Bireme Limited	) ) )	/s/ Ritsuko Hattori-Roche
in the presence of:

Name:	/s/ Xiaojing Li Xiaojing Li

Address:	181 F. 20 Building 487 Tianlin Ln Shanghai 200233

Occupation:	Legal Manager